Exhibit 5.0               Opinion of Muldoon, Murphy & Faucette re: legality


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                                                                  EXHIBIT 5.0


                         [DRAFT FORM OF LEGAL OPINION]




                                January _, 1997



Board of Directors
State Capital Bancorp, Inc.
P.O. Box 2148
Annapolis, Maryland  21404

     Re: The offering of up to 800,000 shares of State Capital Bancorp, Inc.
         Common Stock

Gentlemen:

         You have requested our opinion concerning certain matters of Maryland law in connection with the offering (the "Offering") by State Capital Bancorp, Inc., a Maryland corporation (the "Company"), of up to 800,000 shares of its common stock, par value $1.00 per share, ("Common Stock").

         In connection with your request for our opinion, you have provided to us and we have reviewed the Company's articles of incorporation filed with the Maryland Department of Assessment and Taxation on November 18, 1996 (the "Certificate of Incorporation"); the Company's Bylaws; the Company's Registration Statement on Form SB-2, as filed with the Securities and Exchange Commission initially on January __, 1997 and as amended on _______________ (the "Registration Statement"); resolutions of the Board of Directors of the Company (the "Board") concerning the organization of the Company, the Offering and designation of a Pricing Committee of the Board, and the form of stock certificate approved by the Board to represent shares of Common Stock. We have also been furnished a certificate of the Maryland Department of Assessment and Taxation certifying the Company's good standing as a Maryland corporation. Capitalized terms used but not defined herein shall have the meaning given them in the Certificate of Incorporation.


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Board of Directors
State Capital Bancorp, Inc.
January __, 1997
Page 2


         Based upon and subject to the foregoing, and limited in all respects to matters of Maryland law, it is our opinion that:

         1. The Company has been duly organized and is validly existing in good standing as a corporation under the laws of the State of Maryland.

         2. Upon the due adoption by the Pricing Committee of a resolution fixing the number of shares of Common stock to be sold in the Offering, the Common Stock to be issued in the Offering will be duly authorized and, when such shares are sold and paid for in accordance with the terms set forth in the Prospectus and such resolution of the Pricing Committee, and certificates representing such shares in the form provided to us are duly and properly issued, will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement on Form SB-2 and to the use of the name of our firm where it appears in the Registration Statement and in the Prospectus.

                                         Very truly yours,



                                         MULDOON, MURPHY & FAUCETTE